Exhibit 99.1

For Immediate Release

Contact: Erin Leventhal Kintera Inc. erin.leventhal@kintera.com Office: 858-795-8979

Kintera Announces Proposed Private Common Stock Financing of $13.5 Million

SAN DIEGO – November 21, 2005 – Kintera®, Inc. (NASDAQ: KNTA), the leading provider of software as a service to the nonprofit industry, today announced a private placement in which it has received indications of plans to purchase 4.5 million shares of its common stock at a price of $3.00 per share, for anticipated aggregate proceeds of approximately $13.5 million. In connection therewith, the company also plans to issue warrants to purchase up to 1.8 million shares of its common stock at an exercise price of $3.50 per share, which warrants are callable if the trading price of the company’s common stock exceeds $7.00 per share for a specified period of time. The closing is expected to be as soon as practicable. The proceeds will be used for general corporate purposes, including working capital.

The shares and warrants will not be registered under the Securities Act, or any state securities laws, and will be sold and issued in a private transaction under Regulation D. Unless the shares and warrants are registered, they may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. Kintera is obligated to register the shares, including the shares issuable upon exercise of the warrants, for resale on a registration statement to be filed within 30 days of the closing of the transaction.

About Kintera, Inc.

Kintera®, Inc. (NASDAQ: KNTA) provides an online solution to help nonprofit organizations deliver The Giving Experience™ to donors – including giving convenience, financial transparency, feedback about the social impact of their gifts, and a sense of belonging and appreciation.

Forward-Looking Statements

This press release contains forward-looking statements (including, without limitation, express or implied statements regarding the consummation of our private common stock financing) that involve risks and uncertainties. These forward-looking statements represent our estimates and assumptions only as of the date hereof. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, without limitation, the satisfaction of the closing conditions and our dependence on the investors’ commitments to fulfill their obligations in connection with our private common stock financing. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

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9605 Scranton Road, Suite 200 · San Diego, CA 92121 · 858.795.3000 · www.kintera.com